EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 31, 2013

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED
THIRD QUARTER 2013 RESULTS

	Third Quarter			Nine Months
	2013	2012	%	2013	2012	%
Earnings
$ Millions	7,870	9,570	-18	24,230	34,930	-31
$ Per Common Share
Assuming Dilution	1.79	2.09	-14	5.46	7.50	-27

Capital and Exploration
Expenditures - $ Millions	10,546	9,183	15	32,565	27,356	19

ExxonMobil's Chairman REX W. TILLERSON commented:

“ExxonMobil’s third quarter results reflect our continued progress across a diverse set of profitable growth opportunities, which positions us well to deliver shareholder value.  We maintain a long-term perspective on our business with a relentless focus on operational excellence and disciplined investing.

Third quarter earnings were $7.9 billion, down 18% from the third quarter of 2012.  Production of oil and natural gas increased from a year earlier as new projects were brought on line and maintenance-related downtime decreased.  Significantly weaker refining margins as a result of increased industry capacity negatively impacted ExxonMobil’s Downstream earnings.

Capital and exploration expenditures were $10.5 billion in the third quarter and $32.6 billion for the first nine months of 2013, in line with anticipated spending plans.

The Corporation distributed $5.8 billion to shareholders in the third quarter through dividends and share purchases to reduce shares outstanding.”

THIRD QUARTER HIGHLIGHTS
•	Earnings of $7,870 million decreased $1,700 million or 18% from the third quarter of 2012.
•	Earnings per share (assuming dilution) were $1.79, a decrease of 14% from the third quarter of 2012.
•	Capital and exploration expenditures were $10.5 billion, up 15% from the third quarter of 2012, in line with anticipated spending plans.
•

Oil‑equivalent production increased 1.5% from the third quarter of 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production increased 2.7%, with liquids volumes up 5.3%.

•	Cash flow from operations and asset sales was $13.6 billion, including proceeds associated with asset sales of $0.2 billion.
•	Share purchases to reduce shares outstanding were $3 billion.
•	Dividends per share of $0.63 increased 11% compared to the third quarter of 2012.
•

The Esso Australia Pty Ltd operated Kipper Tuna Turrum project commenced natural gas production from the Tuna field and oil production from the Turrum field.  The project is the largest domestic oil and gas development on Australia’s eastern seaboard and will help secure Australia’s energy future.

•

As announced on August 8, 2013, Imperial Oil Limited and ExxonMobil Canada Ltd. have acquired ConocoPhillips’ interest in the Clyden oil sands lease, approximately 95 miles south of Fort McMurray, Alberta.  The Clyden lease contains 226,000 gross acres and is a high‑quality addition to Imperial’s portfolio of oil sands in-situ opportunities.

Third Quarter 2013 vs. Third Quarter 2012

Upstream earnings were $6,713 million in the third quarter of 2013, up $740 million from the third quarter of 2012.  Higher liquids and natural gas realizations increased earnings by $440 million.  Production volume and mix effects increased earnings by $20 million.  All other items, including favorable tax and foreign exchange impacts, partly offset by higher operating expenses, increased earnings by $280 million.

On an oil‑equivalent basis, production increased 1.5% from the third quarter of 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production increased 2.7%.

Liquids production totaled 2,199 kbd (thousands of barrels per day), up 83 kbd from the third quarter of 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 5.3%, as lower downtime and project ramp-up in Canada and Nigeria were partially offset by field decline.

Third quarter natural gas production was 10,914 mcfd (millions of cubic feet per day), down 147 mcfd from 2012.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 0.3%, as field decline was mostly offset by lower downtime and project ramp‑up.

Earnings from U.S. Upstream operations were $1,050 million, $417 million higher than the third quarter of 2012.  Non‑U.S. Upstream earnings were $5,663 million, up $323 million from the prior year.

Downstream earnings were $592 million, down $2,598 million from the third quarter of 2012.  Weaker margins, mainly in refining, decreased earnings by $2.4 billion.  Volume and mix effects increased earnings by $150 million.  All other items, including lower gains on asset sales and foreign exchange impacts, decreased earnings by $380 million.  Petroleum product sales of 6,031 kbd were 74 kbd lower than last year's third quarter reflecting divestment-related impacts.

Earnings from the U.S. Downstream were $315 million, down $1,126 million from the third quarter of 2012.  Non‑U.S. Downstream earnings of $277 million were $1,472 million lower than last year.

Chemical earnings of $1,025 million were $235 million higher than the third quarter of 2012 due primarily to higher commodity margins.  Third quarter prime product sales of 6,245 kt (thousands of metric tons) were 298 kt higher than last year's third quarter.

Corporate and financing expenses were $460 million for the third quarter of 2013, up $77 million from the third quarter of 2012, reflecting unfavorable tax impacts.

During the third quarter of 2013, Exxon Mobil Corporation purchased 34 million shares of its common stock for the treasury to reduce the number of shares outstanding at a cost of $3.0 billion.  Share purchases to reduce shares outstanding are currently anticipated to equal $3 billion in the fourth quarter of 2013.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2013 vs. First Nine Months 2012

Earnings of $24,230 million decreased $10,700 million from 2012.  Earnings per share decreased 27% to $5.46.

FIRST NINE MONTHS HIGHLIGHTS
•	Earnings were $24,230 million, down $10,700 million or 31% from the first nine months of 2012. Lower net gains from divestments impacted earnings by $9.0 billion.
•	Earnings per share decreased 27% to $5.46. Excluding net gains from divestments, earnings per share decreased 2%.
•	Oil‑equivalent production was down 1.4% from 2012. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 0.4%.
•	Cash flow from operations and asset sales was $35.6 billion, including proceeds associated with asset sales of $0.9 billion.
•	The Corporation distributed over $20 billion to shareholders in the first nine months of 2013 through dividends and share purchases to reduce shares outstanding.
•	Capital and exploration expenditures were $32.6 billion, up 19% from the first nine months of 2012, in line with anticipated spending plans.

Upstream earnings for the first nine months of 2013 were $20,055 million, down $2,078 million from the first nine months of 2012.  Higher gas realizations, partially offset by lower liquids realizations, increased earnings by $350 million.  Lower sales volumes decreased earnings by $400 million.  All other items, including lower net gains from asset sales, mainly in Angola, and higher expenses, reduced earnings by $2.0 billion.

On an oil‑equivalent basis, production was down 1.4% compared to the same period in 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 0.4%.

Liquids production of 2,192 kbd increased 13 kbd compared with 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 1.3%, as project ramp‑up and lower downtime were partially offset by field decline.

Natural gas production of 11,818 mcfd decreased 431 mcfd from 2012.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 0.8%, as field decline was partially offset by lower downtime, higher demand, and project ramp-up.

Earnings from U.S. Upstream operations for 2013 were $3,005 million, up $684 million from 2012.  Earnings outside the U.S. were $17,050 million, down $2,762 million from the prior year.

Downstream earnings of $2,533 million decreased $8,889 million from 2012 driven by the absence of the $5.3 billion gain associated with the Japan restructuring.  Lower margins, mainly refining, decreased earnings by $2.2 billion.  Volume and mix effects decreased earnings by $430 million.  All other items, including higher operating expenses, unfavorable foreign exchange impacts, and lower divestments, decreased earnings by $970 million.  Petroleum product sales of 5,851 kbd decreased 346 kbd from 2012.

U.S. Downstream earnings were $1,602 million, down $1,276 million from 2012.  Non‑U.S. Downstream earnings were $931 million, a decrease of $7,613 million from last year.

Chemical earnings of $2,918 million were $22 million lower than 2012.  The absence of the gain associated with the Japan restructuring decreased earnings by $630 million.  Higher margins increased earnings by $520 million, while volume and mix effects increased earnings by $80 million.  All other items increased earnings by $10 million.  Prime product sales of 17,986 kt were down 270 kt from 2012.

Corporate and financing expenses were $1,276 million in the first nine months of 2013, down $289 million from 2012, as favorable tax impacts were partially offset by the absence of the Japan restructuring gain.

Gross share purchases through the first nine months of 2013 were $12.7 billion, reducing shares outstanding by 141 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on October 31, 2013.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2012 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement.  Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

			Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2013
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2013	2012	2013	2012
Earnings / Earnings Per Share

Total revenues and other income	112,372	115,141	327,395	365,982
Total costs and other deductions	98,183	97,821	284,400	304,956
Income before income taxes	14,189	17,320	42,995	61,026
Income taxes	6,120	7,394	18,190	23,647
Net income including noncontrolling interests	8,069	9,926	24,805	37,379
Net income attributable to noncontrolling interests	199	356	575	2,449
Net income attributable to ExxonMobil (U.S. GAAP)	7,870	9,570	24,230	34,930

Earnings per common share (dollars)	1.79	2.09	5.46	7.50

Earnings per common share
- assuming dilution (dollars)	1.79	2.09	5.46	7.50

Other Financial Data

Dividends on common stock
Total	2,770	2,622	8,125	7,500
Per common share (dollars)	0.63	0.57	1.83	1.61

Millions of common shares outstanding
At September 30			4,369	4,559
Average - assuming dilution	4,395	4,597	4,438	4,657

ExxonMobil share of equity at September 30			169,245	166,713
ExxonMobil share of capital employed at September 30			194,332	183,620

Income taxes	6,120	7,394	18,190	23,647
Sales-based taxes	7,882	8,137	22,926	24,657
All other taxes	9,252	8,652	27,019	29,891
Total taxes	23,254	24,183	68,135	78,195

ExxonMobil share of income taxes of
equity companies	1,402	1,353	4,721	4,499

			Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2013
(millions of dollars)
	Third Quarter		Nine Months
	2013	2012	2013	2012
Earnings (U.S. GAAP)
Upstream
United States	1,050	633	3,005	2,321
Non-U.S.	5,663	5,340	17,050	19,812
Downstream
United States	315	1,441	1,602	2,878
Non-U.S.	277	1,749	931	8,544
Chemical
United States	680	565	1,947	1,492
Non-U.S.	345	225	971	1,448
Corporate and financing	(460)	(383)	(1,276)	(1,565)
Net income attributable to ExxonMobil	7,870	9,570	24,230	34,930

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities
(U.S. GAAP)	13.4	13.4	34.7	42.9

Proceeds associated with asset sales	0.2	0.6	0.9	6.9

Cash flow from operations and asset sales	13.6	14.0	35.6	49.8

			Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2013

	Third Quarter		Nine Months
	2013	2012	2013	2012
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousands of barrels daily (kbd)
United States	423	397	426	414
Canada/South America	273	247	267	247
Europe	175	181	189	207
Africa	497	492	474	490
Asia	778	744	787	770
Australia/Oceania	53	55	49	51
Worldwide	2,199	2,116	2,192	2,179

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,557	3,712	3,576	3,847
Canada/South America	370	340	348	370
Europe	2,210	2,233	3,165	3,083
Africa	6	16	6	17
Asia	4,357	4,287	4,348	4,558
Australia/Oceania	414	473	375	374
Worldwide	10,914	11,061	11,818	12,249

Oil-equivalent production (koebd)[1]	4,018	3,960	4,162	4,220

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

			Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2013

	Third Quarter		Nine Months
	2013	2012	2013	2012
Refinery throughput (kbd)
United States	1,896	1,841	1,818	1,802
Canada	451	449	439	424
Europe	1,496	1,547	1,431	1,506
Asia Pacific	810	813	791	1,057
Other	194	279	152	284
Worldwide	4,847	4,929	4,631	5,073

Petroleum product sales (kbd)
United States	2,667	2,576	2,575	2,513
Canada	477	499	461	448
Europe	1,543	1,601	1,510	1,583
Asia Pacific	903	874	877	1,056
Other	441	555	428	597
Worldwide	6,031	6,105	5,851	6,197

Gasolines, naphthas	2,455	2,447	2,379	2,486
Heating oils, kerosene, diesel	1,887	1,897	1,824	1,969
Aviation fuels	482	495	468	469
Heavy fuels	419	502	436	520
Specialty products	788	764	744	753
Worldwide	6,031	6,105	5,851	6,197

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,469	2,342	7,193	7,003
Non-U.S.	3,776	3,605	10,793	11,253
Worldwide	6,245	5,947	17,986	18,256

			Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2013
(millions of dollars)
	Third Quarter		Nine Months
	2013	2012	2013	2012
Capital and Exploration Expenditures
Upstream
United States	2,314	1,960	7,047	7,044
Non-U.S.	7,161	6,288	22,552	17,676
Total	9,475	8,248	29,599	24,720
Downstream
United States	207	156	687	442
Non-U.S.	349	427	1,053	1,149
Total	556	583	1,740	1,591
Chemical
United States	282	110	594	279
Non-U.S.	227	240	621	752
Total	509	350	1,215	1,031

Other	6	2	11	14

Worldwide	10,546	9,183	32,565	27,356

Exploration expenses charged to income
included above
Consolidated affiliates
United States	129	105	325	291
Non-U.S.	355	387	1,055	1,092
Equity companies - ExxonMobil share
United States	2	2	4	3
Non-U.S.	108	5	332	15
Worldwide	594	499	1,716	1,401

		Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share[1]

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79

[1]		Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.